UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-2
THE PENNANT GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

THE PENNANT GROUP, INC.
1675 E. Riverside Drive, Suite 150
Eagle, Idaho 83616
 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2023

Meeting Information		How to Vote in Advance

When	Thursday, May 25, 2023 at 8:30 a.m. MDT	By Phone	You can vote your shares by calling 800-690-6903

Where	Pennant Service Center 1675 E. Riverside Drive, Suite 150 Eagle, Idaho 83616	By Internet	You can vote your shares online at www.proxyvote.com

Who Can Vote	Only owners of record of the Company's issued and outstanding common stock as of the close of business on April 3, 2023. Each share of common stock is entitled to one vote.	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about April 13, 2023.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2023

Pennant’s Proxy Statement for the 2023 Annual Meeting of Stockholders (the “Proxy Statement”) and 2022 Annual Report on Form 10-K (the “2022 Form 10-K”) are available at www.proxyvote.com.

Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or notice of Internet availability in hand and follow the instructions above.

Proposals		Board Recommendations		Page

1	Election of three nominees named in the proxy statement to serve on Pennant’s Board of Directors	✓	FOR each nominee	9

2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2023.	✓	FOR	19

3	Advisory approval of the Company's named executive officer compensation	✓	FOR	35

We will also address any other business which may properly come before the annual meeting or any adjournment or postponement. Following the formal meeting, management will speak on our developments of the past year and respond to questions of general interest to stockholders.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may grant your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the notice or voting instruction form you receive from that firm to determine whether and how you will be able to provide voting instructions or submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

THE PENNANT GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS
BARRY M. SMITH
CHAIRMAN OF THE BOARD OF DIRECTORS

Eagle, Idaho
Dated: April 13, 2023

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THE PENNANT GROUP, INC.
1675 E. Riverside Drive, Suite 150
Eagle, Idaho 83616

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Pennant Group, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our,” or the “Company” refer to The Pennant Group, Inc. and its independent operating subsidiaries. The Pennant Group, Inc. is a holding company and each of its independent operating subsidiaries is operated by its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this Proxy Statement is not meant to imply that any or all of these independent operating subsidiaries are operated by the same entity or that The Pennant Group, Inc. operates any of the businesses conducted by its subsidiaries.

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	May 25, 2023 at 8:30 a.m. MDT	Record Date	April 3, 2023

Place	Pennant Service Center 1675 E. Riverside Drive, Suite 150 Eagle, Idaho 83616	Number of Shares Outstanding as of Record Date	30,203,449 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”)

Who Can Vote
Only owners of record of the Company’s issued and outstanding common stock as of the close of business on April 3, 2023. Each share of common stock is entitled to one vote. The Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.
The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, or email. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable.
At the Annual Meeting, the stockholders of the Company will be asked to vote on the three proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting in person, you should complete your proxy card by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by attending and voting in person, by completing your proxy card via the Internet or by telephone as described in these proxy materials, or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may provide voting instructions or submit your proxy by following the instructions detailed in the notice or voting instruction form you receive from your broker or other nominee.

Voting Choices and Recommendations of the Board
With respect to Proposal 1 (Election of Directors) you will have the choice to vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. With respect to Proposals 2 and 3, you will have the choice to vote “FOR,” “AGAINST” or “ABSTAIN.” The Board recommends stockholders vote as follows:

Proposal	Board Recommendation

1	“FOR” the election of each of the three directors nominated by the Board, each for a three-year term expiring at the 2026 annual meeting of stockholders
2	“FOR” ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as independent registered public accounting firm for 2023
3	“FOR” advisory approval of our named executive officer compensation
Quorum Requirements
 In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
Vote Required to Approve Proposals
The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

Proposal 1. Election of director nominees	Majority of votes cast with respect to each director	No effect	No effect
Proposal 2. Approval of Independent Accounting Firm	Majority of voting power present and entitled to vote at the meeting	Against	No effect
Proposal 3. Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)	Majority of voting power present and entitled to vote at the meeting	Against	No effect
Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the Class I director nominees, FOR the approval of Deloitte & Touche LLP as the Company’s independent accounting firm, and FOR advisory approval of our named executive officer compensation.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We will furnish proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 will be provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Attending the Annual Meeting

Only stockholders as of the record date, or their duly appointed proxies, and invited guests of the Company may attend the Annual Meeting. Admission to the Annual Meeting will begin at approximately 8:30 a.m. Mountain Time. In order to be admitted to the Annual Meeting, you should:

•bring current, government-issued photo identification, such as a driver’s license, and proof of ownership of common stock on the record date. If you are a holder of record, your identity will be checked against a list of registered holders at the Annual Meeting. If you hold your shares in street name, a recent brokerage statement or a letter from your bank, broker, trustee, or other nominee are examples of proof of ownership. If you want to vote your shares held in street name in person, you must obtain a legal proxy in your name from the broker, bank, trustee, or other nominee that holds your shares of common stock;

•leave your camera at home because cameras, transmission, broadcasting, and other recording devices will not be permitted in the meeting room;

•be prepared to comply with security requirements, which may include, among other security measures, security guards searching all bags and attendees passing through a metal detector; and

•arrive shortly after 8:00 a.m. Mountain Time to ensure that you are seated by the start of the Annual Meeting at 8:30 a.m. Mountain Time.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF THREE DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTOR NOMINEES LISTED BELOW.

On the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board of Directors, including its independent directors, selected and approved Mr. Christopher R. Christensen, Dr. John G. Nackel, PhD, and Mr. Brent J. Guerisoli as nominees for election as Class I directors, the class being elected at the Annual Meeting, each to serve for a term of three years, expiring at the annual meeting of the stockholders to be held following the 2025 fiscal year or until his or her successor is duly appointed or elected and qualified or until his or her earlier death, resignation or removal. We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as a director nominee. Dr. Nackel will qualify as an independent director.

Mr. Christensen, Dr. Nackel, and Mr. Guerisoli currently serve as members of our Board of Directors and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. The proxy cannot be voted for a greater number of persons than three.

				Committee Membership
Name	Age	Director Since	Board of Directors	Audit Committee	QAC Committee	NCG Committee	Compensation Committee

Christopher R. Christensen	54	2019	✓		✓
John G. Nackel, Ph.D.	71	2019	✓	✓			✓
Brent J. Guerisoli	42	2023	✓		✓

Our Board of Directors unanimously recommends that the stockholders vote FOR each of the Class I director nominees listed above.

Background information regarding the nominees and all other directors as of April 1, 2023, including some of the attributes that led to their selection, appears below. In addition, the Board believes that the experience, attributes, and skills of any single director nominee should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

BOARD COMPOSITION
General
Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides for a classified board of directors consisting of three classes of directors, with each class serving staggered three-year terms and a nearly equal number of board members in each class, as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors has nominated Mr. Christopher R. Christensen, Dr. John G. Nackel and Mr. Brent J. Guerisoli as Class I, each with a term that would expire at the annual meeting of the stockholders to be held following the 2025 fiscal year. Messrs. Scott E. Lamb, Barry M. Smith and Dr. Gregory K. Morris, MD have been designated Class II directors, and their term expires at the annual meeting of the stockholders to be held following the 2023 fiscal year. Ms. JoAnne Stringfield and Mr. Stephen M. R. Covey have been designated Class III directors, and their term expires at the annual meeting of the stockholders to be held following the 2024 fiscal year.
Directors and Nominees
The following table and biographical information sets forth certain information about Mr. Christopher R. Christensen, Dr. John G. Nackel and Mr. Brent J. Guerisoli as well as the continuing directors. Such information is current as of April 1, 2023. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Position	Director Since

Barry M. Smith	69	Chairman	2021
Christopher R. Christensen	54	Director	2019
John G. Nackel, Ph.D	71	Director	2019
Brent J. Guerisoli	42	Director and Chief Executive Officer	2023
Stephen M. R. Covey	60	Director	2019
JoAnne Stringfield	64	Director	2019
Scott E. Lamb	60	Director	2019
Gregory K. Morris, MD	68	Director	2022

Nominees for Election to the Board of Directors (Class I Directors)

Christopher R. Christensen currently serves as the Executive Chairman of the Ensign Group, Inc. (“Ensign”). Mr. Christensen served as Ensign’s President from 1999, and its Chief Executive Officer from April 2006, in each case until May 2019. Mr. Christensen has served as a member of Ensign’s board of directors since Ensign’s formation in 1999 and has overseen Ensign and its growth since its inception. Prior to the formation of Ensign, Mr. Christensen served as acting Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. In addition, Mr. Christensen served on the board of directors of CareTrust REIT from June 2014 to April 2015. We believe that Mr. Christensen’s important role in the history and management of Ensign and our company and his leadership and business skills support the conclusion that he should serve as one of our directors.

John G. Nackel, Ph.D. served as a member of the board of directors of Ensign from June 2008 through December 2019. He is currently the Chairman and Chief Executive Officer of Three-Sixty Advisory Group, LLC (“Three-Sixty”) and Founder and General Partner of Wavemaker Three-Sixty Health, LP (“Wavemaker 360”) venture fund. Founded in 2007 by Dr. Nackel, Three-Sixty consults with leading health systems, payers, physicians, medical technology companies, and other providers. Founded in 2018, Wavemaker 360 invests in early-stage health care companies in the value-based payment space. Dr. Nackel is a 25-year veteran of Ernst & Young where he advised health care companies in his role as a Global Managing Director of Health Care. Dr. Nackel also served as Chief Executive Officer of Ingenix Consulting (now Optum), a division of United Healthcare. In addition, Dr. Nackel served as a director of Mercury General Corporation (NYSE: MCY) from 2016 until 2018. During his career, Dr. Nackel has also served as a board member or chairman of several privately held start-ups and emerging companies, including Visual Health Solutions, Vitalacy, HealthTask, ConnectedHealth, NetStrike, and Sertan, Inc. He earned his bachelor’s degree at Tufts University, master’s degrees in public health and industrial engineering at the University of Missouri, and a Ph.D. in industrial engineering (health systems design) at the University of Missouri. He is a fellow of the American College of Healthcare Executives and the Healthcare Information and Management Systems Society. He is a senior member of the Institute of Industrial Engineers. We believe that Dr. Nackel’s extensive experience as a consultant and an advisor to healthcare companies, his extensive board and management experience and his valuable leadership and management insights support the conclusion that he should serve as one of our directors.

Brent J. Guerisoli was appointed Chief Executive Officer of the Company effective August 1, 2022. He previously served as the President of the Company from January 2021 until his appointment as CEO. He has served as a member of the Company’s board of directors since February 2023. Prior to his appointment as President of Pennant, Mr. Guerisoli served as President of Cornerstone Healthcare, Pennant’s home health and hospice segment, helping lead the segment as it grew from 54 to 76 agencies, and improved clinically and financially. Since joining the Company in 2012, Mr. Guerisoli has made significant contributions to the financial, clinical and cultural achievements of Cornerstone, and has played a key role in the organization’s overall leadership recruiting and training. Throughout his tenure at Pennant, Mr. Guerisoli has helped develop dozens of leaders and directed the organization’s growth efforts across several states. Mr. Guerisoli received his Master of Business Administration from the Walter A. Haas School of Business at the University of California, Berkeley. Prior to joining Pennant, Mr. Guerisoli completed the executive training program and later served as a business manager at AT&T. Mr. Guerisoli’s extensive knowledge of our operations and industry and his proven leadership skills support the conclusion that he should serve as one of our directors. Mr. Guerisoli’s service on the Board creates a critical link between management and the Board of Directors.

Class II Directors

Scott E. Lamb served as the Treasurer and Chief Financial Officer of ICU Medical, Inc. (“ICU Medical”) (NASDAQ: ICUI), a publicly traded company that develops, manufactures, and sells medical technologies used in vascular therapy, oncology, and critical care applications, from February 2008 to March 2020. From 2003 to February 2008, Mr. Lamb served as ICU Medical’s Controller. From 2000 to 2003, Mr. Lamb served as Senior Director of Finance for Vitalcom, Inc. Prior to that, Mr. Lamb held various finance and accounting roles at other start-up and manufacturing companies. Mr. Lamb’s experience as the Chief Financial Officer of a public company for over a decade supports the conclusion that he should serve as one of our directors.

Barry M. Smith served as Chairman and Chief Executive Officer of Magellan Health, Inc., the nation’s largest provider of behavioral health services and a leading national provider of radiology benefit management services, specialty pharmacy and prescription benefit management services, from 2013 until 2019. He founded and served as Chairman, President and Chief Executive Officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as Chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as Chairman and Chief Executive Officer of Value Rx, Inc., which was then one of the country’s largest pharmacy benefit management companies and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm. Mr. Smith has served as a member of the board of directors of Ensign since 2014. We believe Mr. Smith’s extensive experience as a proven and experienced leader in numerous healthcare businesses that are closely related to our businesses and his valuable strategic and other management insights support the conclusion that he should serve as one of our directors.

Gregory K. Morris, MD is a partner since 2012 in MorrisHuml LLC—a consultancy that supports Fortune 1000 firms across industry sectors—where his areas of focus include strategy implementation, strategic alignment, prospective risk mitigation and shaping culture through action learning. Prior to MorrisHuml, he was a partner at Morris & Gunter Associates, LLC. From 2002 until 2004, he was senior vice president for strategy and business development for Advocate Health Care, and from 1995 until 2001, he worked at Cap Gemini Ernst & Young as Vice President as well as Senior Partner. His insurance experience includes serving as senior vice president health care delivery and corporate medical director for Blue Cross and Blue Shield National Capital Area, Eastern Region Medical Director for MetLife and Medical Director for CIGNA Healthcare of Georgia. He achieved the rank of Major with the Army National Guard/U.S. Army and was awarded the Bronze Star. Mr. Morris graduated from Morehouse College and received his MD from Emory University School of Medicine. We believe Mr. Morris’s extensive leadership development expertise in healthcare and in other industries, his clinical background and experience practicing in healthcare organizations and his valuable strategic and other management insights support the conclusion that he should serve as one of our directors.

Class III Directors

Stephen M. R. Covey has served as the Chief Executive Officer of CoveyLink Worldwide, LLC, since 2004, and is the co-founder of FranklinCovey’s Speed of Trust Practice, where he has taught trust and leadership in 55 countries to business, government, and nonprofit organizations. Mr. Covey is the former President and Chief Executive Officer of the Covey Leadership Center, where he grew the company to become one of the largest leadership development firms in the world. He is the former Executive Vice President of the Franklin Covey Co., where he also served as President of the Education & Training business unit. Mr. Covey is The New York Times and Wall Street Journal bestselling author of The Speed of Trust and of Trust & Inspire: How Truly Great Leaders Inspire Greatness in Others. Mr. Covey received his MBA from Harvard Business School. Mr. Covey serves on the Government Leadership Advisory Council, and he has been recognized with the lifetime Achievement Award for “Top Thought Leaders in Trust” from the advocacy group, Trust Across America/Trust Around the World. We believe that Mr. Covey’s extensive experience in both culture and leadership development, as well as his proven track record of educating and helping business leaders achieve their organization goals, supports the conclusion he should serve as one of our directors.

JoAnne Stringfield serves as the Chair of the Board of Directors for Blue Cross of Idaho, a not-for-profit mutual heath insurance company and Idaho’s largest private health insurer with approximately 600,000 members. Ms. Stringfield has served on the Blue Cross of Idaho board of directors since 2002. From 2008 until 2016, Ms. Stringfield was an operations executive with Marlin Equity Partners, a global investment firm. From 2001 until 2007, Ms. Stringfield was Vice President of Human Resources of Micron Technology, Inc. a global leader in memory and storage solutions. From 1996 until 2001, Ms. Stringfield served as Vice President of Administration and Corporate Secretary of Micron Electronics, Inc., a publicly traded subsidiary of Micron Technology. Ms. Stringfield joined Micron in 1984 and held various finance and administrative positions. Ms. Stringfield worked for Boise Cascade as an internal auditor prior to joining Micron. Ms. Stringfield received a Bachelor of Science degree in Accounting from the University of Idaho. We believe that Ms. Stringfield’s experience serving on the board of a mutual health insurance company and other business experience supports the conclusion that she should serve as one of our directors.

Board Diversity
Our Board of Directors seeks members from diverse professional backgrounds who combine a strong professional reputation and knowledge of our business and industry with a reputation for integrity. Our Board of Directors does not have a formal policy with respect to diversity and inclusion. Diversity of experience, expertise and viewpoints are some of many factors the Nominating and Corporate Governance Committee considers when recommending director nominees to our Board of Directors. Further, our Board of Directors is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected.

We are committed to diversity in the areas of gender, ethnicity and professional background at all levels of our organization. Currently, of the eight directors on our Board of Directors, one identifies as a woman and one identifies as African American. The table below provides additional diversity information regarding our Board of Directors as of April 1, 2023. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (as of April 1, 2023)

Board Size:
Total Number of Directors	8

Gender Identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	7
Demographic Background:
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	6
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Director Independence

The NASDAQ Stock Market Rules require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by our Board of Directors. After review of all of the relevant transactions or relationships between each director (and his or her family members) and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that each of Drs. John G. Nackel and Gregory K. Morris, MD, Ms. JoAnne Stringfield, and Messrs. Scott E. Lamb, Stephen M. R. Covey, and Barry M. Smith satisfy the requirements to serve as an “independent director” as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. In this Proxy Statement, the aforementioned directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” The Independent Directors intend to meet at least annually in executive sessions at which only Independent Directors will be present.

Each member of our Board of Directors serving on our Audit, Compensation and Nominating and Corporate Governance Committees is “independent” within the meaning of the applicable NASDAQ Stock Market Rules and, as applicable, the Exchange Act of 1934, as amended (the “Exchange Act”).

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://investor.pennantgroup.com/corporate-governance/governance-overview. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. Currently, the Chief Executive Officer position and Chairman of the Board of Directors position are filled by separate individuals. The Board does not include a lead independent director position at this time.

Risk Oversight

Our Board of Directors actively oversees the Company’s risk and enterprise-wide risk management process in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders, focusing on effective risk oversight to set the Company’s tone and culture with respect to effective risk management by developing and establishing a mutual understanding with management of the Company's risk philosophy and overall appetite for risk. Our Board of Directors is actively involved with management assessment of existing risk management processes and how management identifies, assesses and manages the Company’s most significant risk exposures. Our Board of Directors expects frequent updates from management about the Company's most significant risks to enable it to evaluate whether management is responding appropriately and is actively engaged in managing talent and long-term succession planning for executives.

Our Board of Directors relies on each of its four committees (collectively, the “Board Committees”) to help oversee the risk management responsibilities relating to the functions performed by the Board Committees. Our Audit Committee periodically discusses with management the Company’s major financial, compliance and cybersecurity risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our Compensation Committee helps the Board of Directors identify the Company’s exposure to any risks potentially created by our compensation programs and practices. Our Nominating and Corporate Governance and Quality Assurance and

Compliance Committees support the Company’s quality assurance programs, oversee risks relating to the Company’s policies and assist the Board of Directors and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these Board Committees is required to make regular reports of its actions and any recommendations to the Board of Directors, including recommendations to assist the Board of Directors with its overall risk oversight function.

Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our stockholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.

We encourage you to visit the Corporate Governance area of the “Investor Relations” section of our website (https://investor.pennantgroup.com/corporate-governance/governance-overview) where you will find detailed information about our corporate governance practices and policies, including our Nominating and Corporate Governance Committee Charter.

Meeting Attendance

During the year ended December 31, 2022, our Board of Directors met five times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our Board Committees on which each member of the Board of Directors served that were held during the term of each such director. In addition, the Board of Directors meet in regularly scheduled executive sessions without management present. Our Board of Directors also acted by way of unanimous written consent during the year ended December 31, 2022.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. Last year, all of our Directors attended our Annual Meeting of Stockholders, and we anticipate that at least a majority of our Board of Directors will attend the Annual Meeting this year.

Committees of the Board of Directors

During fiscal year 2022, our Board of Directors had four standing Board Committees: the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee and the Quality Assurance and Compliance Committee. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, makes Board Committee and committee chair assignments annually at its meeting immediately following the annual meeting of stockholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board of Directors. Each of the Board Committees operate pursuant to written charters, copies of which are available on our website at https://investor.pennantgroup.com/corporate-governance/governance-overview.

The following table identifies the members of the Board’s standing committees and the number of meetings held by each committee during 2022.

	Compensation Committee	Audit Committee	NCG Committee	QAC Committee

Barry M. Smith*			C
Christopher R. Christensen				✓
John G. Nackel, PhD	C	✓
Brent J. Guerisoli				✓
Stephen M. R. Covey	✓		✓
JoAnne Stringfield	✓	✓		C
Scott E. Lamb		C	✓
Gregory K. Morris, MD				✓

Number of Meetings in 2022	6	4	4	4

«	Chairman of the Board	✓	Member	C	Chairperson
Audit Committee

Our Audit Committee currently consists of Mr. Scott E. Lamb, Ms. JoAnne Stringfield and Dr. John G. Nackel. Mr. Scott E. Lamb serves as Chairperson of the Audit Committee. All members of the Audit Committee meet the independence requirements set forth by the SEC, the NASDAQ Stock Market listing standards and the Audit Committee charter. Our Audit Committee held four meetings in 2022. The Audit Committee met four times in executive session without management present and each time the Chairperson of the Audit Committee chaired such executive session. Each member of our Audit Committee is “financially literate” as required by, and in accordance with, the NASDAQ listing requirements. Our Board of Directors has determined that Mr. Scott E. Lamb qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. This designation is a disclosure requirement of the SEC related to Mr. Scott E. Lamb’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Scott E. Lamb any duties, obligations or liability that are greater than those generally imposed as a member of our Audit Committee and our Board of Directors, and such designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board of Directors. The primary functions of the Audit Committee include, among other things:

•overseeing our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;
•overseeing the functioning of our internal controls;
•maintaining the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•approving of our transactions with related persons pursuant to the Related Person Transaction Policy (as defined herein);
•pre-approving audit and permissible non-audit services to be performed by our independent accountants, if any, and the fees to be paid in connection therewith;
•engaging, replacing and compensating our independent auditors and overseeing our independent auditors’ qualifications, independence and performance of the annual independent audit of our financial statements;
•advising the Board of Directors and overseeing the Company’s reporting on material ESG matters and initiatives and evaluating the Company’s disclosures relating to environmental, social and governance (“ESG”) matters;
•overseeing legal compliance programs and addressing any legal or regulatory matters that may have a material impact on our financial statements; and
•overseeing, updating and implementing the portions of our code of ethics and business conduct that relate to the integrity of our financial reports.
.
In fulfilling its responsibilities, the Audit Committee also sets the “tone at the top” and emphasizes the importance of an environment that supports integrity in the financial reporting process, oversees processes for monitoring auditor independence, oversees implementation of new accounting standards and reviews and understands non-GAAP measures, and related company policies and disclosure controls. The responsibilities of our Audit Committee are more fully described in our Audit Committee Charter, which is available on our website at https://investor.pennantgroup.com/corporate-governance/governance-overview. Representatives of our independent registered public accounting firm and our internal financial personnel regularly meet privately with and have unrestricted access to the Audit Committee.

Compensation Committee

Our Compensation Committee currently consists of Dr. John G. Nackel, Mr. Stephen M. R. Covey and Ms. JoAnne Stringfield. Dr. John G. Nackel serves as Chairperson of the Compensation Committee. All members of the Compensation Committee meet the independence requirements set forth by the NASDAQ Stock Market listing standards and the Compensation Committee charter. Each member of the Compensation Committee is a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended). Our Compensation Committee held six meetings in 2022. The Compensation Committee met four times in executive session without management present and each time the Chairperson of the Compensation Committee chaired such executive session. The primary functions of the Compensation Committee include, among other things:

•developing and reviewing policies relating to compensation and benefits;
•determining or recommending to our Board of Directors the cash and non-cash compensation of our executive officers;
•evaluating the performance of our executive officers; and
•administering or making recommendations to our Board of Directors with respect to the administration of our equity-based and other incentive compensation plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Barry M. Smith, Scott E. Lamb and Stephen M. R. Covey. Mr. Barry M. Smith serves as the Chairperson of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the independence requirements set forth in the NASDAQ listing requirements and the Nominating and Corporate Governance Committee charter. Our Nominating and Corporate Governance Committee held four meetings in 2022. The Nominating and Corporate Governance Committee met twice in executive session without management present. The primary responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•assisting the Board of Directors in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board of Directors are expected to possess;
•management succession planning;
•selecting, or recommending that our Board of Directors selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of stockholders;
•identifying and evaluating individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors and our Nominating and Corporate Governance Committee;
•developing, recommending to our Board of Directors, and assessing our corporate governance policies; and
•advising the Board of Directors on management of the Company’s strategy, initiatives, and risks opportunities as it relates to governance.

Quality Assurance and Compliance Committee

Our Quality Assurance and Compliance Committee currently consists of Messrs. Christopher R. Christensen, Brent J. Guerisoli, Ms. JoAnne Stringfield and Dr. Gregory K. Morris. Ms. JoAnne Stringfield serves as the Chairperson of the Quality Assurance and Compliance Committee. Our Quality Assurance and Compliance Committee held four meetings in 2022. The primary responsibilities of the Quality Assurance and Compliance Committee include, among other things:

•overseeing the promulgation, and the updating from time to time as appropriate, of a written corporate compliance program that includes written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility;
•designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;
•ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;
•establishing lines of communication for escalating compliance and quality assurance issues to our Quality Assurance and Compliance Committee and our Board of Directors;
•establishing a system for internal monitoring and auditing of compliance and quality assurance issues; and
•causing our officers to respond, as appropriate, to compliance and quality assurance issues and to take effective corrective action.

Director Nomination Process

As indicated above, our Nominating and Corporate Governance Committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our Nominating and Corporate Governance Committee charter, which is available at our website at https://investor.pennantgroup.com/corporate-governance/governance-overview, these criteria include the candidate’s personal and professional integrity, the candidate’s financial literacy or other professional or business experience relevant to an understanding of the Company and its business, the candidate’s demonstrated ability to think and act independently and with sound judgment, and the candidate’s ability to be effective, in conjunction with other members or nominees of the Board of Directors in collectively serving the long-term interests of the Company and its stockholders. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document. Our Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our Nominating and Corporate Governance Committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our Nominating and Corporate Governance Committee charter requires that the committee consider each candidate’s qualities, skills, background, diversity, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the healthcare and home health, hospice and senior living industries. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the Nominating and Corporate Governance Committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The Nominating and Corporate Governance Committee considers all of the criteria described above, including the candidate’s diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements set forth in our Bylaws. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, c/o Secretary of the Company, Kirk S. Cheney, The Pennant Group, Inc., 1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the information required by the Nominating and Corporate Governance Committee charter and our Bylaws. All such recommendations will be brought to the attention of the Nominating and Corporate Governance Committee, and the Nominating and Corporate Governance Committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders

Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws (our “Bylaws”), as discussed in “Future Stockholder Proposals” below. Unless otherwise required by law, if a stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation and present his or her proposed business or nomination, such proposed business will not be transacted and the nomination will be disregarded. The presiding officer of an annual meeting of stockholders shall refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Director Compensation

We provide cash and stock compensation to directors for their services as directors or members of Board Committees. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and Board Committees.

In fiscal year 2022, each of our non-employee directors received an annual retainer of $25,000. In addition, each member of the Board Committees received the following annual retainers:

Committees	Chair Retainer	Member Retainer

Audit	$24,000	$12,000
Quality Assurance and Compliance	24,000	12,000
Nominating and Corporate Governance	12,000	7,500
Compensation	18,000	10,000
 We do not compensate our non-employee directors other than for their service on our Board of Directors or the Board Committees. Historically, we have compensated our non-employee Board members based upon what we considered to be fair compensation. Compensation for Board of Directors and Board Committee service is partially based upon relevant market data that we obtain by reviewing director compensation by public companies in the home health, hospice, senior living and other related healthcare industries. To establish compensation of the Board of Directors, we have reviewed the published director compensation information of other healthcare services companies, including The Ensign Group, Inc., National Healthcare Corp., Encompass Health Corporation, Amedisys, Inc., Addus Healthcare Inc., and Brookdale Senior Living Inc. Based on this review process, our Compensation Committee set the amount of annual retainers for non-employee directors and retainers to the chairpersons of each Board Committee at levels that the Compensation Committee believes are comparable to the median cash compensation paid to directors of the foregoing peer group companies.

Our 2019 Omnibus Incentive Plan contains an automatic stock grant program for our directors. Each non-employee director receives an automatic grant of 750 shares of restricted stock on the 15th day of the month following each quarter end, which shares vest over a three-year period beginning with the first anniversary of the grant date (the “Automatic Stock Grant Program”). Directors elected to fill less than a three-year term will receive a pro rata stock award.

Unvested restricted stock grants will become fully vested on the date each non-employee director ceases serving on the Board of Directors unless such director is removed for cause. Pursuant to the Automatic Stock Grant Program, each Board member who receives stock grants must maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her. Our Board of Directors and Compensation Committee considered the total compensation paid to directors of the foregoing peer group companies in deciding to grant these automatic stock awards. However, our Board of Directors and Compensation Committee determined the amount of stock awards based on what they considered to be an appropriate incentive for board service to the Company, and they did not attempt to base this number on the amount awarded to directors of the other companies named above. Our Board of Directors has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the Board of Directors.

None of our directors or director nominees has any agreement or arrangement with any third party that relates to compensation or other payment in connection with that person’s candidacy or service as a director of our company.

The following table sets forth the compensation awarded to, earned by, or paid to our non-employee directors for the year ended December 31, 2022. Each of the directors included in the table served for the full-year 2022.

Name	Fees Earned ($)	Stock Awards ($)(1)	Total($)

Christopher R. Christensen	37,000	41,025	78,025
John G. Nackel, Ph.D	55,000	41,025	96,025
Stephen M. R. Covey	42,500	41,025	83,525
JoAnne Stringfield	71,000	41,025	112,025
Scott E. Lamb	56,500	41,025	97,525
Gregory K. Morris	37,000	41,025	78,025
Barry M. Smith	49,000	41,025	90,025

(1)	This column reflects the total dollar amount recognized for financial statement reporting purposes with respect to the fair value of the restricted stock awards granted to each of the Directors in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. Mr. Christopher R. Christensen, Dr. John G. Nackel, Mr. Stephen M. R. Covey, Ms. JoAnne Stringfield, Mr. Scott E. Lamb, Mr. Barry M. Smith, and Dr. Gregory K. Morris each received grants of 750 shares of restricted stock in the first month of each quarter for the full-year 2022. Compensation expense for stock awards granted to Board of Directors were recognized in full on the date these awards were granted.

Communications with Directors

Stockholders who would like to send communications to our Board of Directors, any Board Committee or to any individual director may do so by submitting such communications by mail to Kirk S. Cheney, c/o The Pennant Group, Inc., 1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Cheney will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Mr. Cheney to ensure appropriate and careful review of the matter.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2023. Deloitte has served as our auditor since 2019. The affirmative vote of a majority of the outstanding common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the appointment of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We engaged Deloitte to provide audit services to us during fiscal year 2022. The following table sets forth the fees for services rendered by Deloitte for the years ended December 31, 2022 and 2021:

	2022	2021

Audit Fees(1)	$1,080,000	$1,038,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,495	2,495
Total	$1,082,495	$1,040,495

(1)	Audit Fees consisted of fees incurred for the audited financial statements included in our Annual Report on Form 10-K, and for the review of our financial statements included in our Quarterly Reports on Form 10-Q. The audit fees also include services related to the first year audit of the Company’s internal controls that was required for fiscal year 2021 as a results of the loss of our status as an Emerging Growth Company.
(2)	This amount represent subscription fees paid to Deloitte for use of an accounting research tool during the years ended December 31, 2022 and 2021.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during 2022. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Audit Pre-Approval Policy”). The Audit Pre-Approval Policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the Audit Committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the Audit Committee is required. Specific pre-approval of services is considered at the regular meetings of the Audit Committee. The Audit Pre-Approval Policy delegates authority to the Chairman of the Audit Committee to grant specific pre-approval between regularly scheduled Audit Committee meetings for audit and audit related services not to exceed $50,000 and all other services not to exceed $25,000. The Audit Pre-Approval Policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the Audit Committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Audit Committee Report

Our Audit Committee has reviewed and discussed with our management our audited consolidated financial statements and the establishment and maintenance of internal controls over financial reporting and has discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Accounting Oversight Board and the SEC. Our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Our Audit Committee has also considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors’ independence.

Based on its review, our Audit Committee recommended to our Board of Directors that the audited financial statements for the Company’s year ended December 31, 2022 be included in our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed on February 23, 2023.

Respectfully submitted by the Audit Committee of the Board of Directors,

Scott E. Lamb, Chair
John G. Nackel
JoAnne Stringfield

Members of the Audit Committee

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of April 13, 2023, other than Brent Guerisoli (whose biographical information is shown under “Directors and Nominees” above). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position

Brent J. Guerisoli	42	Chief Executive Officer
Jennifer L. Freeman	54	Interim Chief Financial Officer
John J. Gochnour	40	Chief Operating Officer and President

Jennifer L. Freeman is the Interim Chief Financial Officer of the Company, and brings to the position more than 18 years of experience in the healthcare industry and more than 30 years of experience leading financial teams and departments. From 2017 until she joined Pennant, Ms. Freeman was Chief Financial Officer of Northpoint Recovery Holdings, LLC, a regional provider of drug and alcohol addiction treatment services, overseeing all accounting, finance, payor contracting, compliance and revenue cycle management functions. From 2014 to 2017, Ms. Freeman was the Vice President of Finance of MCG Health, LLC, part of the Hearst Health Network, a developer of evidence-based healthcare guidelines and related tools. Prior to 2014, Ms. Freeman held various leadership roles within the healthcare industry, including as the Chief Financial Officer of Molina Healthcare of Washington, a large regional payor in the Pacific Northwest, the Vice President of Finance of Coordinated Care Corporation, a subsidiary of Centene Corporation, and the Chief Financial Officer of Qualis Health, a healthcare consulting organization that assists providers and payors in improved care delivery and patient outcomes. A Certified Public Accountant, Ms. Freeman began her career with PricewaterhouseCoopers in 1990 and has extensive public accounting experience. Ms. Freeman received her B.A. degree from the University of Texas and her Masters of Business Administration from the University of Washington.

John J. Gochnour was appointed Chief Operating Officer of The Pennant Group, Inc. upon its formation and was appointed President of Pennant on August 1, 2022. Prior to the formation of Pennant, Mr. Gochnour served as Executive Vice President and General Counsel of Cornerstone since January 2013. Mr. Gochnour played a critical role in the acquisition and integration efforts of Cornerstone and Ensign’s other new business ventures, by sourcing, negotiating and helping to integrate acquisitions across 12 states and multiple industries. Mr. Gochnour also led the recruiting and development of Cornerstone’s professional resource team and founded the Cornerstone Service Center, which provides consulting and management services in the areas of finance, legal, human resources, and information technology to operations across the Cornerstone platform. Prior to joining Cornerstone, Mr. Gochnour was an attorney at the law firm Paul Hastings LLP in Costa Mesa, California, where he litigated complex civil disputes and advised clients related to risk management, general liability, and employment issues. Mr. Gochnour received his law degree from the Duke University School of Law. Mr. Gochnour is the brother-in-law of Mr. Walker, who previously served as Chairman of the Board of Directors, Chief Executive Officer and President.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis explains the key elements of our executive compensation program and compensation decisions regarding the following named executive officers (NEOs) for 2022:

Name	Position

Daniel H. Walker[1]	Former Chief Executive Officer and Chairman
Brent J. Guerisoli[2]	Chief Executive Officer and Former President
Jennifer L. Freeman	Interim Chief Financial Officer
John J. Gochnour[3]	Chief Operating Officer and President
Derek J. Bunker[4]	Former Chief Investment Officer, Executive Vice President and Secretary

(1)	Mr. Walker previously served as Chief Executive Officer and Chairman until August 1, 2022, at which time he stepped aside as Chief Executive Officer but retained the role of Chairman.
(2)	Mr. Guerisoli was previously served as our President and was appointed Chief Executive Officer on August 1, 2022.
(3)	Mr. Gochnour was appointed President on August 1, 2022.
(4)	Mr. Bunker resigned on December 31, 2022.
The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regard to the compensation of the executive officers that participate in our executive officer compensation plan.
Prior to 2022, we operated as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012. As an emerging growth company, we elected to rely on exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Since 2022, we have held a say-on-pay advisory vote, and expect to hold such vote in future years.
 Compensation Policy and Objectives
We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, based upon the value each executive officer provides to our company, and designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be closely related to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board of Directors and the Compensation Committee that the total compensation program for executive officers should consist of the following:

•Base salary;
•Annual and other short-term cash bonuses;
•Long-term incentive compensation; and
•Certain other benefits.
The Compensation Committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our NEOs to take unnecessary risks in managing their respective functions. As discussed above, a substantial portion of our NEOs' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success. In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive's annual incentive compensation award, such as clinical quality standards, positive survey and audit results, good corporate governance practices, leadership development, positive patient feedback and feedback from other employees regarding such executives' performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.
The Compensation Committee’s charter enables the Compensation Committee to retain a compensation consultant, legal counsel, or other adviser (a “Compensation Adviser”). The Compensation Committee is directly responsible for the appointment, compensation, and oversight of any such Compensation Adviser. In establishing our executive compensation packages, the Compensation Committee may generally review relevant market data of executives of companies in the healthcare services industry based on publicly available information.
The Compensation Committee may select, or receive advice from, a Compensation Adviser only after taking into consideration the following factors: (i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser; (ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser; (iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Compensation Committee; (v) any stock of the Company owned by the Compensation Adviser, legal counsel or other adviser; and (vi) any business or personal relationship of the Compensation Adviser, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.
The Compensation Committee supports the Company’s commitment to administer compensation equitably without regard to race, color, religion, gender, gender identity or expression, sexual orientation, national origin, genetics, disability, age, or veteran status.
Principal Economic Elements of Executive Compensation

Base Salary. We believe it is important to pay our executives salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We believe that the base salaries and the total compensation of our executives are on the lower end of base salaries and median total compensation of executives with similar positions at comparable companies. Each of our executives’ base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our Company. The Compensation Committee considered each of these factors in determining the compensation each executive would be paid in 2022. We may elect to change this practice in future years. The decision, if any, to materially increase or decrease an executive's base salary in subsequent years will likely be based upon these same factors and others recommended by a compensation consultant, if any. Our compensation committee makes decisions regarding base salary at the time the executive is hired, and makes decisions regarding any changes to base salary on an annual basis.

Annual Cash Bonuses. We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance under the criteria set forth in our executive compensation plan. Historically, in the first quarter of each year, our compensation committee identifies the plan's participants for the year and establishes an objective formula by which the amount, if any, of the plan's bonus pool will be determined. The committee also has the discretion to allocate the bonus pool among the individual executives prior to the end of the year and any such early allocation will remain subject to further adjustments upon the final determination of the bonus pool calculations during the first quarter of each year. The bonus pool is also adjusted to include clinical and governance performance that can increase or decrease the bonus pool based on the achievement of a pre-established target.

Our compensation committee established the following formula for the 2022 bonus pool:

Adjusted Annual Income[1] (“AAI”) in 2022	Bonus Pool

For AAI up to $13.6 million	$—
For AAI greater than $13.6 million, but less than $14.1 million	AAI between $13.6 million and $14.1 million * 5.0%
For AAI greater than $14.1 million, but less than $14.6 million	$0.025 million + (amount of AAI between $14.1 million and $14.6 million * 7.5%)
For AAI greater than $14.6 million, but less than $15.6 million	$0.038 million + (amount of AAI between $14.6 million and $15.6 million * 10.0%)
For AAI greater than $15.6 million, but less than $17.6 million	$0.100 million + (amount of AAI between $15.6 million and $17.6 million * 12.5%)
For AAI greater than $17.6 million, but less than $21.6 million	$0.250 million + (amount of AAI between $17.6 million and $21.6 million * 15.0%)
For AAI greater than $21.6 million	$0.600 million + (amount of AAI over $21.6 million * 20.0%)

(1)	The 2022 bonus pool was based on combination of AAI and Adjusted Earning Before Taxes (“Adjusted EBT”). AAI is defined as net income before (a) costs incurred for start-up operations, including rent and excluding depreciation, (b) share-based compensation expense, (c) non-capitalizable acquisition related costs and credit allowances, (d) redundant or non-recurring transition services costs, (e) loss related to senior living operations transferred to Ensign, (f) usual or non-recurring charges, (g) net income attributable to noncontrolling interest, and (h) the tax impact of the adjustments to GAAP net income. Adjusted EBT is the same as AAI, except it excludes the tax impact of the adjustments to GAAP Net Income.
Based on performance, the executive bonus pool formula above is adjusted for the following: 1) if performance declines by 10% or more from prior year levels, the lowest target boundary will increase by 20%; 2) if performance increases by 5% or less compared to the from prior year levels, then the lowest target boundary will increase by 5%; and 3) if performance declines by 5% or more, then no incentive will be awarded under the plan. For 2022, the lowest target boundary increased by 10% from the 2021 thresholds.

Historically, in the first quarter of the subsequent year, our compensation committee subjectively allocates the bonus pool among the individual executives based upon each participating executive's contribution to our financial, clinical and governance performance during the preceding year, and value to the organization going forward. In 2022, the executive bonus pool calculation was based on two financial measures: Adjusted Annual Income (Adjusted Net Income) and Adjusted EBT. These measures are reported in the “Pay Versus Performance” section below, and are more fully described and reconciled to GAAP measures in the Company’s Current Report on Form 8-K dated February 23, 2023. In August 2022, in connection with the Company’s executive leadership changes, and to more fully align executive compensation with financial tracking and incentives throughout the Company, the Compensation Committee determined that Adjusted EBT, rather than Annual Adjusted Income, would be the key financial measure upon which executive compensation would be based going forward. Accordingly, the 2022 executive bonus pool reflects an initial focus on Adjusted Annual Income and a subsequent focus on Adjusted EBT.

The clinical measures that our Compensation Committee consider include our success in achieving positive survey results, hospice composite measure trends, and Centers for Medicare and Medicaid Services's five-star home health rating. The governance measures that our compensation committee considers includes culture of the organization, strategic organizational development, risk management and leadership development throughout the organization. Our Compensation Committee reviews the each executive's performance including the financial, clinical and governance measures with consideration of feedback from other employees and may, at its discretion, allocate more or less to the bonus pool, at any time during the fiscal year or during the subsequent year’s first quarter review. Our Compensation Committee exercises discretion in the allocation of the bonus pool among the individual executives. The Compensation Committee determined, based on the adjusted predetermined formula, that the bonus pool for 2022, plus additional allocation to the bonus pool approved by our Compensation Committee at its third quarter meeting, was $786,000. Cash incentive performance bonuses for 2022 were allocated to the executive officers who participated in the executive incentive program as follows: Brent Guerisoli, $500,000, Jennifer Freeman, $136,000, and Danny Walker, $150,000. John Gochnour participated in an incentive program tied to the financial and clinical performance of the Company’s home health and hospice segment and was awarded a cash incentive performance bonus for 2022 of $455,702. The bonus program for the Company’s home health and hospice segment is structured the same as the executive bonus pool described above with metrics and targets specific to that operating segment. We allocate executive bonus compensation between cash and non-cash compensation, such that if the total executive pool is greater than a specified amount, for every dollar greater than the stated amount, half of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards. As the bonus pool was not greater than the stated amount (which was $5.0 million for 2022), the total executive incentive was paid in cash.

Each year, our compensation committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. The compensation committee may increase the amount of adjusted annual income that must be achieved in order to create the same bonus pool as the preceding year in order to increase the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the compensation committee's determination of each participating executive's contribution to our annual performance and value to the organization going forward. The 2022 financial performance goals and bonus pool formula have been established by the compensation committee consistent with historical practices. In addition, the compensation committee can “clawback” certain performance-based compensation paid to our executives under our executive incentive plan in certain circumstances where there has been a restatement of the Company's financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.

Long-Term Incentive Compensation. We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards. We have adopted an equity incentive plan that permits the grant of stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options and, less frequently, restricted stock under this plan.

In order to preserve the link between the interests of executives and other key personnel and those of stockholders, we generally grant stock options to those executives and others who have performed at a high level and have demonstrated qualities of an ownership culture. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock based awards. The individuals receiving these awards will be required to hold them for one year from the end of the calendar year for which they are earned.

Except with respect to grants to our directors and other stock grants issued pursuant to the executive incentive plan, the stock options and restricted stock awards that we grant generally vest over five years (20% on each anniversary of the grant date). If a recipient’s employment with us terminates, then the stock options and restricted stock that remain unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Until vested, the stock options and restricted stock may not be transferred, and vested options and shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. The grant dates of our stock options and restricted stock awards are generally the date our Board of Directors or Compensation Committee meets to approve such stock option grants or restricted stock awards. Our Board of Directors or Compensation Committee historically has approved stock-based awards at regularly scheduled meetings. Our Board of Directors and Compensation Committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement or position change grant; regardless of whether or not our Board of Directors or Compensation Committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, the recipients of restricted stock will have the right to vote and to receive any dividends or other distributions paid with respect to their shares of restricted stock, whether vested or unvested.

Our Chief Executive Officer historically has made recommendations to our Compensation Committee and Board of Directors regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock-based awards or the timing of our stock-based awards, we have historically granted stock options or restricted stock to high-performing employees (i) in recognition of their individual achievements and contributions to our company, and (ii) in anticipation of their future service and achievements. We may in the future introduce a more formal plan.

Other Compensation. Our executives are eligible to receive the same benefits that are available to all employees, including the premiums paid to provide life insurance equal to each executive's annual salary and the premiums to provide accidental death and dismemberment insurance. Our executives also receive allowances for automobiles and third-party tax services.

Compensation Committee Report
The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the Compensation Committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Respectfully submitted by the Compensation Committee of the Board of Directors,

John G. Nackel, Chair
JoAnne Stringfield
Stephen M. R. Covey

Members of the Compensation Committee

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table
The following table sets forth certain information with respect to compensation for the years ended December 31, 2020, 2021 and 2022, earned by, awarded to or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)	Total ($)

Daniel H. Walker(3) Former Chief Executive Officer	2022	354,327	150,000	—	(3,811,639)	(4)	10,516	(3,296,796)
	2021	343,292	—	—	—		5,376	348,668
	2020	329,469	750,000	—	—		2,725	1,082,194
Brent J. Guerisoli(5) Chief Executive Officer	2022	295,834	500,000	150,650	604,350		8,447	1,559,281
	2021	268,092	300,000	186,880	—		4,820	759,792
	2020	228,375	1,356,499	847,063	—		213	2,432,150
Jennifer L. Freeman(6) Interim Chief Financial Officer	2022	276,666	136,000	90,390	268,600		7,823	779,479
	2021	267,917	175,000	155,733	—		7,798	606,448
	2020	253,438	200,000	735,561	275,600		7,200	1,471,799
John J. Gochnour President and Chief Operating Officer	2022	273,541	458,702	60,260	537,200		9,941	1,339,644
	2021	265,500	135,750	186,880	—		10,775	598,905
	2020	258,506	470,450	443,922	—		10,800	1,183,678
Derek J. Bunker Chief Investment Officer	2022	233,000	—	24,103	100,725		7,484	365,312
	2021	221,883	150,000	62,293	—		7,612	441,788
	2020	213,451	225,000	125,848	—		7,745	572,044

(1)
The annual amounts shown are the amounts of total compensation cost which will be recognized over the five year vesting period related to options to purchase common stock which were granted during the year ended December 31, 2022, as a result of the adoption of ASC 718. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 12, Options and Awards, in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(2)
With the exception of Mr. Walker’s awards, the annual amounts shown are the amounts of total compensation cost which will be recognized over the five year vesting period related to the restricted stock awards which were granted during the year ended December 31, 2022, as a result of the adoption of ASC 718. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 12, Options and Awards, in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. See footnote (5) for a discussion of Mr. Walker’s award.

(3)	Mr. Walker resigned as the Chief Executive Officer of the Company effective August 1, 2022.
(4)
Mr. Walker’s 2019 stock award consisted of 1,192,842 restricted stock units(“RSUs”) in connection with the Company’s spin-off from Ensign that were to fully vest on the third anniversary of the grant. The restricted stock units were granted on October 1, 2019 with a total fair value at the grant date of $17,999,986. Mr. Walker was provided this one-time grant by the Board of Directors in recognition of his role as a founder of Cornerstone Healthcare, Inc., our home health and hospice subsidiary, which prior to the Spin-Off was a subsidiary of Ensign. On July 25, 2022 the Company modified the RSUs granted to Mr.Walker. The modification resulted in the forfeiture of 250,000 outstanding RSUs and accelerated the vesting on the remaining 942,842 RSUs from October 1, 2022 to July 31, 2022. The modification of the award resulted in a net reduction of value of the RSUs and related expense of $3,811,639.

(5)	Mr. Guerisoli was appointed CEO of the Company effective August 1, 2022. Previously, he served as President of the Company. Prior to January 1, 2021, he was President of the Company’s home health and hospice segment.
(6)	On November 15, 2022,the Company announced that it had initiated an external search for a new Chief Financial Officer. Ms. Freeman, will act as interim CFO until a new CFO is appointed.

Pay Versus Performance

The following table sets forth certain information required by Item 402(v) of Regulation S-K (“PvP Rules”). For a better understanding of how our Compensation Committee evaluates and sets executive compensation, please see “Compensation Discussion and Analysis” (CD&A) above.

Pursuant to the PvP Rules, the pay versus performance table (“PvP Table”) (set forth below) is required to include, for each year, the compensation actually paid (“CAP”) for the PEO and the average CAP for non-PEO NEOs. CAP represents a new calculation of compensation that differs significantly from the Summary Compensation Table ("SCT") calculation of compensation presented in the CD&A, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the CD&A. For example, the CAP calculation for a given year includes the change in fair value of multiple years of equity grants that are outstanding and unvested during the year, whereas the Summary Compensation Table calculation includes only the grant date fair value of equity awards that are granted during the year. These differences result in a CAP calculation that may be higher or lower than the corresponding Summary Compensation Table calculation, and that also may be more significantly impacted by changes in stock price. Outstanding equity awards may be represented in more than one year of the PvP Table.

Year	Summary Compensation Table Total for First PEO ($)	Summary Compensation Table Total for Second PEO ($)	Compensation Actually Paid to First PEO ($)	Compensation Actually Paid to Second PEO ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in 000s)	Company Selected Measure: Adjusted Net income ($ in 000s)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
(a)	(b)(1)	(b)(1)	(c)(2)	(c)(2)	(d)(3)	(e)(3)	(f)	(g)	(h)	(i)(4)
2022	(3,296,796)	1,559,281	(14,325,297)	700,092	828,145	145,181	33	98	6,643	17,068
2021	348,668	N/A	(41,376,946)	N/A	601,733	(2,359,016)	69	107	2,696	14,008
2020	1,082,194	N/A	30,882,515	N/A	1,414,918	3,762,350	176	131	15,744	23,183

(1)
The dollar amounts reported in column (b) represent the amounts of total compensation for Mr. Walker, first PEO, or Mr. Guerisoli, second PEO, for each corresponding year in the "Total" column of the Summary Compensation Table. Refer to "Summary Compensation Table" in the proxy statement.

(2)
The dollar amounts reported in columns (c) represent the amount of CAP to our PEOs, as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Walker first PEO, or Mr. Guerisoli, second PEO, during the applicable year. The dollar amounts reported in column (e) represent the amount of CAP to our average NEO, as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of average compensation earned by our NEOs, during the applicable year. In accordance with PvP Rules, the following adjustments were made to our PEO's and average NEO’s total compensation for each year to determine our PEO's and average NEO’s CAP:

	Year	SCT Total for PEO ($)	Equity Deductions from SCT Total ($)	Year End Fair Value of Current Year Equity Awards ($)(a)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards($) (a)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)(a)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)(a)	CAP ($)

First PEO	2022	(3,296,796)	3,811,639	—	—	(9,070,140)	(5,770,000)	(14,325,297)
	2021	348,668	—	—	(41,725,614)	—	—	(41,376,946)
	2020	1,082,194	—	—	29,809,123	(8,802)	—	30,882,515
Second PEO	2022	1,559,281	(755,000)	600,353	(514,893)	(189,649)	—	700,092
Non-PEO NEOs	2022	828,145	(360,426)	255,018	(298,303)	(136,916)	(142,337)	145,181
	2021	601,733	(147,946)	91,172	(2,244,267)	(659,708)	—	(2,359,016)
	2020	1,414,918	(606,999)	1,679,206	1,283,635	(8,411)	—	3,762,350

(a)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (iv) and for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant, with the exception of the current share price used in the valuations.

(3)	For 2022 Non-PEO NEOs consists of Mrs. Freeman, Mr. Gochnour, and Mr. Bunker. 2021 and 2020 consist of Mr. Guerisoli, Mrs. Freeman, Mr. Gochnour, and Mr. Bunker.

(4)	Adjusted net income is defined at net income before (a) costs incurred for start-up operations, including rent and excluding depreciation, (b) share-based compensation expense, (c) non-capitalizable acquisition related costs and credit allowances, (d) redundant or non-recurring transition services costs, (e) loss related to senior living operations transferred to Ensign, (f) usual or non-recurring charges, (g) net income attributable to noncontrolling interest, and (h) the tax impact of the adjustments to GAAP net income.
When comparing the Company’s Total Shareholder Return (TSR) to its peer group, it is important to recognize that, although each peer group company is part of the post acute health care industry, Pennant and its peers have different business lines, geographies, business models, and acuity mixes. For example, The Ensign Group, one of the key contributors to the peer group TSR, primarily operates skilled nursing facilities. Encompass Health is a large operator of inpatient rehabilitation hospitals, a business line that Pennant does not have. The Company has provided the peer group TSR comparison to comply with SEC rules, but notes that the peer group comparison is imperfect.

Other Important Performance Measures

The following table lists other measures that we believe are the most important measures used to link executive compensation to company performance. The measures in the table are not ranked.

Measure

Adjusted EBT
Segment Adjusted EBITDAR
Adjusted EBITDA
Clinical Quality
Leadership Development

Relationship Between CAP and Financial Performance

In accordance with PvP Rules, the Company is providing the following descriptions of the relationships between information presented in the PvP Table. The following graphs depict the relationship between Net Income, Adjusted Net Income and CAP to the Company's PEOs and the NEOs, respectively.

PEO Total Return Performance ($ in millions)
$30.0
$20.0
$10.0
$0.0
$(10.0)
$(20.0)
$(30.0)
$(40.0)
2020
2021
2022
Adjusted Net income
Net Income
Compensation Actually Paid to First PEO
Summary Compensation Table Total for First PEO
Compensation Actually Paid to Second PEO
Summary Compensation Table Total for Second PEO

Non-PEO NEOs Total Return Performance ($ in millions)
Net Income (GAAP and Adjusted)
Average Compensation
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$(5.0)
$12.5
$10.0
$7.5
$5.0
$2.5
$0.0
$(2.5)
2020
2021
2022
Adjusted Net income
Net Income
Average Compensation Actually Paid to Non-PEO NEOs
Average Summary Compensation Table Total for Non-PEO NEOs

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to our NEOs in 2022.

Name	Grant Date	All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options and Stock Awards ($)

Daniel H. Walker	—	—	—	—	—
Brent J. Guerisoli	2/21/2022	—	25,000	14.13	150,650
	7/25/2022	45,000	—	—	604,350
Jennifer L. Freeman	2/21/2022	—	15,000	14.13	90,390
	7/25/2022	20,000	—	—	268,600
John J. Gochnour	2/21/2022	—	10,000	14.13	60,260
	7/25/2022	40,000	—	—	537,200
Derek J. Bunker	2/21/2022	—	10,000	14.13	60,260
	7/25/2022	20,000	—	—	268,600

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of December 31, 2022. The market value of the shares in the following table is the fair value of such shares at December 31, 2022.

Name		Option awards					Stock awards
	Grant Date	Number of Securities underlying unexercised options exercisable (#)(1)	Number of securities underlying unexercised options unexercisable (#)(1)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(2)

Daniel H Walker	7/30/15	16,973	—	—	8.03	7/30/25	—	—
	5/29/14	6,914	—	—	4.09	5/29/24	—	—
	2/7/14	6,915	—	—	3.36	2/7/24	—	—

Jennifer L. Freeman	7/25/22	—	—	—	—	—	20,000	219,600
	2/21/22	—	15,000	—	14.13	2/21/32	—	—
	5/25/21	2,500	10,000	—	31.54	5/25/31	—	—
	10/28/20	8,000	12,000	—	38.88	10/28/30	—	—
	8/15/20	1,600	2,400	—	37.98	8/15/30	—	—
	5/27/20	16,000	24,000	—	27.56	5/27/30	6,000	65,880
	10/28/19	4,200	2,800	—	18.09	10/28/29	—	—
	10/1/19	7,200	4,800	—	15.09	10/1/29	—	—

Brent J. Guerisoli	7/25/22	—		—	—	—	45,000	494,100
	2/21/22	—	25,000	—	14.13	2/21/32	—	—
	5/25/21	3,000	12,000	—	31.54	5/25/31	—	—
	10/28/20	16,000	24,000	—	38.88	10/28/30	—	—
	8/15/20	2,400	3,600	—	37.98	8/15/30	—	—
	5/27/20	8,000	12,000	—	27.56	5/27/30	—	—
	10/1/19	39,000	26,000	—	15.09	10/1/29	—	—
	5/31/18	11,426	2,856	—	6.16	5/31/28	—	—
	5/25/17	12,497	—	—	4.54	5/25/27	—	—
	5/26/16	8,926	—	—	3.84	5/26/26	—	—
	5/27/15	2,515	—	—	7.42	5/27/25	—	—
	8/5/14	2,514	—	—	5.31	8/5/24	—	—

John J. Gochnour	7/25/22	—	—	—	—	—	40,000	439,200
	2/21/22	—	10,000	—	14.13	2/21/32	—	—
	5/25/21	3,000	12,000	—	31.54	5/25/31	—	—
	10/28/20	6,000	9,000	—	38.88	10/28/30	—	—
	8/15/20	2,400	3,600	—	37.98	8/15/30	—	—
	5/27/20	6,000	9,000	—	27.56	5/27/30	—	—
	10/1/19	46,200	30,800	—	15.09	10/1/29	—	—
	5/31/18	14,282	3,571	—	6.16	5/31/28	—	—
	5/25/17	8,926	—	—	4.54	5/25/27	—	—
	10/26/16	12,572	—	—	6.10	10/26/26	—	—
	5/26/16	8,926	—	—	3.84	5/26/26	—	—
	5/27/15	6,286	—	—	7.42	5/27/25	—	—
	8/5/14	15,715	—	—	5.31	8/5/24	—	—
	2/7/14	34,568	—	—	3.36	2/7/24	—	—

Derek J. Bunker	5/25/21	1,500	—	—	32	5/25/2031	—	—
	10/28/20	4,800	—	—	38.88	10/28/30	—	—
	8/15/20	1,600	—	—	37.98	8/15/30	—	—
	5/27/20	4,000	—	—	27.56	5/27/30	—	—
	10/1/19	30,000	—	—	15.09	10/1/29	—	—
	8/23/18	7,543	—	—	12.28	8/23/28	—	—
	2/6/17	12,572	—	—	6.45	2/6/27	—	—

(1)	Options granted to employees of the subsidiaries of Pennant generally vest over five years at 20% per year on the anniversary of the grant date. Options expire ten years after the date of grant.
(2)	The market value of these shares at December 31, 2022 was $10.98 per share.

Option Exercises and Stock Vested

The following table provides information for our NEOs about options that were exercised and restricted stock that vested in 2022.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)

Daniel H Walker	—	—	—	—
Jennifer L. Freeman	—	—	2,000	38,100
Brent J. Guerisoli	—	—	—	—
John J. Gochnour	—	—	—	—
Derek J. Bunker	15,715	66,789	840	48,451

(1)
The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is the closing price of our common stock on the date of exercise.

(2)
The value realized on the vesting of restricted stock awards is equal to the number of shares vested multiplied by the market price of our common stock. The market price is the closing price of our common stock on the vesting date.

Employment Agreements

Our current NEOs do not have employment agreements. Upon his resignation as CEO on August 1, 2022, Mr. Walker and the Company entered into a consulting agreement, pursuant to which Mr. Walker provided consulting services to the Company in connection with transitioning Mr. Guerisoli into the CEO position. That agreement, as amended, terminated on February 28, 2023.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if it determines that doing so is in our best interests.

Non-Qualified Deferred Compensation

During fiscal year 2021, the Company implemented a non-qualified deferred compensation plan (the “DCP”) for executive, other highly compensated employees, independent contractors and non-employee directors which went into effect on June 1, 2021, effective for compensation to be paid in 2022. The independent contractors and non-employee directors are otherwise ineligible for participation in the Company's 401(k) plan. The DCP allows participating employees to defer the receipt of a portion of their base compensation and certain employees up to 80% of their base salary and bonus compensation, or director fees. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited with earnings and losses based upon the actual performance of the deemed investments selected by the participant. The rate of return for each participant varies depending on the specific investment elections made by the participant. Additionally, the plan allows for the employee deferrals to be deposited into a rabbi trust and the funds are generally invested in individual variable life insurance contracts owned by us that are specifically designed to informally fund savings plans of this nature.

The following table shows contributions and earnings during fiscal year 2022 and the account balances as of December 31, 2022, for our named executive officers under the deferred compensation plan. All of the contributions that are reported in the table below were already included in the Summary Compensation Table.

Name	Executive Contributions in 2022 ($)	Company Contributions in 2022 ($)	Aggregate Losses in 2022 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2022 ($)

Jennifer L. Freeman	27,600	—	(1,993)	—	25,607
Brent J. Guerisoli	30,000	—	(1,894)	—	28,106
John J. Gochnour	67,875	—	(5,501)	—	62,374

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our NEOs, changes in their compensation or a change in control, except that Mr. Daniel H. Walker is party to that certain RSU Agreement, by and between the Company and Mr. Walker, dated as of October 1, 2019 (the “RSU Agreement”), the form of which agreement was previously filed with the SEC. The RSU Agreement contains standard non-solicitation and non-competition clauses, which restrict such activity during Mr. Walker’s employment with the Company and for 18 months thereafter. The RSU Agreement also provides for the acceleration of vesting of the RSUs granted Mr. Walker under the RSU Agreement in the event of a change of control (as defined in the RSU Agreement) or due to death, disability or for any reason other than cause.

The Compensation Committee has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Hedging Transactions

Forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company prohibits all directors, officers or employees that hold the Company's shares from engaging in such transactions, unless such transaction is approved in advance by the General Counsel and Board of Directors of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Dr. John G. Nackel, Ms. JoAnne Stringfield, and Mr. Stephen M. R. Covey. None of the members of the Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2022 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total 2022 compensation of Mr. Brent J. Guerisoli, our Chief Executive officer effective August 1, 2022, relative to the annual total 2022 compensation of our median employee. For 2022, the ratio of the total annual compensation of Mr. Guerisoli as reported in the “total” column of the Summary Compensation Table to the median of the annual total compensation of all of our other employees was 50:1. The median of the annual total compensation of our employees other than Mr. Guerisoli, including part-time employees and those who served a partial year, was $31,178 for 2022. We identified the median employee using our employee population of approximately 5,084 employees as of December 31, 2022, 31.8% of whom are part-time. In accordance with SEC rules for calculating the ratio, we did not make any full-time equivalent adjustments to the compensation of our part-time employees, any annualized adjustments for employees who served the partial year, or any adjustments to Mr. Guerisoli’s compensation to reflect amounts actually earned during 2022 or to reflect amounts unearned for 2022 performance.

Since the foregoing pay ratio includes the impact of our part-time employees and those who served a partial year, we believe it is appropriate to provide a supplemental calculation to reflect the pay ratio of Mr. Guerisoli to the median annual total compensation of our employees who served the whole year and were full-time as of December 31, 2022. The ratio of Mr.

Guerisoli’s total annual compensation as reported in the “total” column of the Summary Compensation Table to the median annual total compensation of only our employees who served the whole year and were full-time as of December 31, 2022 was 26:1 for 2022. The median of the total annual compensation of such employees, other than Mr. Guerisoli, was $59,362 for 2022. We identified such median employee using our employee population of approximately 2,225 employees who served the whole year and were full-time as of December 31, 2022.

To identify the median employees, we used amounts reported in box 5 of wage statements on Form W-2 issued for compensation earned in 2022 as our consistently applied compensation measure. We then calculated the annual total compensation for the identified median employees in accordance with the requirements of the Summary Compensation Table.

PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE “SAY ON PAY” PROPOSAL

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Say on Pay Vote Mechanics

We are asking our stockholders to provide advisory approval of the compensation paid to our NEOs, as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 22) and the compensation tables and narrative disclosures following the CD&A.

Highlights of our Executive Compensation Program

As described in detail the CD&A, we seek to closely align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. For example:

•We discourage excessive risk-taking by our employees by establishing compensation policies and programs that balance short-term incentives with long-term growth.

•Annual and short-term cash bonuses are based on multiple performance metrics that are consistent with our long-term goals. In particular, annual bonuses are based on the achievement of certain financial performance goals tied to our overall performance and individual performance goals such as positive survey results, high clinical quality standards, governance, compliance requirements, positive patient feedback and feedback from other employees. We believe that this balanced approach discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health.

•Management or the Compensation Committee, as applicable, generally has discretion to adjust the annual incentive compensation of our field and service center leaders upward or downward for quality of performance and other factors other than our financial performance. The Compensation Committee can award bonuses that are less than the bonus amount resulting from the predetermined formula it establishes as a result of not achieving our goals regarding clinical performance, governance, compliance and other strategic objectives, and allocate such award bonuses to other members of management or withhold such amounts altogether.

•Our long-term equity incentive awards are designed to directly align the interests of our employees with long-term shareholder interests. We encourage long-term performance by our executives and employees at every level in the organization through the use of stock-based awards with multi-year vesting schedules. We believe that long-term performance is achieved through an ownership culture and that equity incentive awards reward performance without incentivizing inappropriate risk-taking. Above a pre-established bonus target, we allocate executive bonus compensation between cash and non-cash compensation. Under this policy, if the total executive pool is greater than the then-applicable stated amount, for every dollar greater than the stated amount, 50% of the incentive will be paid in cash and 50% will be paid in fully vested restricted stock awards.

•Our Compensation Committee has adopted a “clawback” policy that allows our Board to recover performance-based compensation paid to our executives and the presidents of our subsidiaries in certain circumstances where there has been a restatement of our financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.

•Our Compensation Committee adopted specific governance performance goals, which include leadership development and establishing a team made up of members of the Board and management with the goal of creating a strategy for the Board that emulates the culture of the organization.

•Our Compensation Committee oversees our compensation policies and practices and is responsible for reviewing and approving compensation of our executive officers.

Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by similarly-sized public companies in the industry and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosure.”

STOCK OWNERSHIP INFORMATION
Stock Ownership Table

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of April 03, 2023 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following April 03, 2023 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 29,728,589 shares of common stock outstanding as of April 03, 2023. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage

Named Executive Officers And Directors
Brent J. Guerisoli(2)	200,147	*
John J. Gochnour(3)	249,196	*
Jennifer L. Freeman(4)	90,418	*
Christopher R. Christensen(5)	747,538	2.5%
John G. Nackel(6)	155,465	*
Stephen M. R. Covey(7)	19,250	*
JoAnne Stringfield(8)	17,730	*
Scott E. Lamb(9)	30,635	*
Barry M. Smith(10)	43,699	*
Gregory K. Morris, MD(10)	7,500	*
All Executives Officers and Directors as a Group (12 persons)	1,561,578	5.2%

5% Stockholders
BlackRock, Inc.(11)	4,548,808	15.1%
T. Rowe Price Associates, Inc.(12)	4,110,166	13.6%
Wasatch Advisors, Inc.(13)	1,525,385	5.1%
The Vanguard Group(14)	1,943,998	6.4%

*	Means less than 1%.
(1)	The addresses of all of the officers and directors listed are in the care of The Pennant Group, Inc., 1675 E. Riverside Drive, Suite 150, Eagle, ID 83616
(2)	Represents 79,013 shares of common stock and options to purchase 121,134 shares of common stock that are currently exercisable or exercisable within 60 days of April 03, 2023.
(3)	Represents 72,750 shares of common stock and options to purchase 176,446 shares of common stock that are currently exercisable or exercisable within 60 days of April 03, 2023.
(4)
Represents 35,418 shares of common stock and options to purchase 53,000 shares of common stock and 2,000 share of restricted stock that are currently exercisable or exercisable within 60 days of April 03, 2023.

(5)
Represents 158,405 shares of common stock held directly by Mr. Christensen, 450,862 shares are held by Hobble Creek Investments, LLC, of which Mr. Christensen is the sole member, 126,100 shares are directly owned by The Christopher R. Christensen 2020 Irrevocable Trust and indirectly by Mr. Christensen's spouse, as trustee of the trust, 2,171 shares are held directly by Mr. Christensen's spouse, and 2,000 shares are held by Mr. Christensen's former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen's former spouse holds voting and investment power over the shares held for their children. Also includes options to purchase 8,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 03, 2023.

(6)
Includes 2,700 shares held by the Nackel Family Trust dated June 30, 1997, and 87,152 shares of common stock held by Dr. Nackel directly. Dr. Nackel and his spouse share voting and investment power over the trust. Also includes options to purchase 65,613 shares of common stock that are currently exercisable or exercisable within 60 days of April 03, 2023.

(7)	Represents 14,250 shares of common stock and options to purchase 5,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 03, 2023.
(8)	Represents 12,730 shares of common stock and options to purchase 5,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 03, 2023.
(9)	Represents 25,635 shares of common stock and options to purchase 5,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 03, 2023.
(10)	Represents shares of common stock owned directly.

(11)
Information regarding Blackrock Inc. (“Blackrock”) is based solely on a Schedule 13G/A filed with the SEC on January 23, 2023 by Blackrock. Blackrock reported that it has sole voting power with respect to 4,518,882 shares of common stock and sole dispositive power with respect to 4,548,808 shares of common stock. The address of the principal business office of Blackrock is 55 East 52nd Street, New York, NY 10055.

(12)
Information regarding T. Rowe Price Associates, Inc. (“T. Rowe”) is based solely on a Schedule 13G/A filed with the SEC on February 14, 2023 by T. Rowe. T. Rowe reported that it has sole voting power with respect to 1,351,512 shares of common stock and sole dispositive power with respect to 4,110,166 shares of common stock. The address of the principal business office of T. Rowe is 100 E. Pratt Street, Baltimore, MD 21202.

(13)
Information regarding Wasatch Advisors, Inc. (“Wasatch”) is based solely on a Schedule 13G/A filed with the SEC on January, 10 2023 by Wasatch. Wasatch reported that it has sole voting power and sole dispositive power with respect to 1,525,385 shares of common stock. The address of the principal business office of Wasatch is 505 Wakara Way, Salt Lake City, UT 84108.

(14)
Information regarding The Vanguard Group, Inc. (”Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 9, 2023 by Vanguard. Vanguard reported that it has shared voting power with respect to 42,324 shares of common stock, sole dispositive power with respect to 1,943,998 shares of common stock and shared dispositive power with respect to 62,885 shares of common stock. The address of the principal business office of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

Equity Compensation Plan Information
The following table provides certain information as of December 31, 2022 with respect to our equity compensation plans (after giving effect to shares issued and/or vesting on such date).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(1)

Conversion of Ensign awards at the Spin-Off(2)	409,733	$5.72	—
The Pennant Group Inc 2019 Omnibus Incentive Plan	1,840,200	$23.86	1,841,308
Total	2,249,933		1,841,308

(1)
Represents the number of shares that remained available for issuance under The Pennant Group Inc 2019 Omnibus Incentive Plan (the “2019 Plan”) as of December 31, 2022. As of April 3, 2023, 1,418,858 shares remained available for issuance under the 2019 Plan.

(2)	Prior to the Spin-Off, employees of the Company’s subsidiaries participated in Ensign’s equity-based incentive plans (the “Ensign Plans”) and the Cornerstone Subsidiary Equity plan (the “Subsidiary Equity Plan”). Outstanding options held by employees of the Company under the Ensign Plans and outstanding options and restricted stock awards under the Subsidiary Equity Plan were modified and replaced with Pennant awards at the Spin-Off date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2022, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Executive Compensation” and “Director Compensation” sections and the transactions described below.

Relationship between Ensign and Pennant

To govern our relationship after the Spin-Off, Ensign and Pennant entered into a Master Separation Agreement, a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement and certain real estate agreements. For further details of the transactions with Ensign please refer to Note 3, Basis of Presentation and Summary of Significant Accounting Policies, to the Consolidated and Combined Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed on February 23, 2023. Transactions pursuant to these agreements are pre-approved under our Related Person Transaction Policy.

On January 27, 2022, affiliates of the Company, entered into certain operations transfer agreements (collectively, the “Transfer Agreements”) with affiliates of Ensign, providing for the transfer of the operations of five senior living communities (the “Transaction”). The Transfer Agreements required one of the transferors to place in escrow $6.5 million to cover post-closing capital expenditures and operating losses related to one of the communities, and the transaction closed in the first quarter of 2022.

Family Relationships

Mr. John J. Gochnour is the brother-in-law of Mr. Daniel H Walker. Mr. Gochnour has previously served as our Chief Operating Officer since October 1, 2019 and has served our President since August 1, 2022. See "Executive Officers" and "Executive Compensation" for further information regarding Mr. Gochnour.

Dr. Derrel V. Walker is the brother of Mr. Daniel H. Walker. Dr. Walker serves as a Medical Director for our home health and hospice agency based in Boise, Idaho, and for Finding Home Medical Services, a wholly-owned subsidiary of Pennant that offers comprehensive mobile medical services to patients across the continuum of care settings. During the year ended December 31, 2022, Dr. Walker earned total compensation of $215,625.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, along with our Certificate of Incorporation and Bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Audit Committee does and will continue to review potential conflict of interest situations and any future proposed transaction or series of transactions with related persons on an ongoing basis, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 27, 2019, we adopted a written policy and set of procedures with respect to related person transactions (the “Related Person Transaction Policy”), which includes specific provisions for the approval of related person transactions. Pursuant to the Related Person Transaction Policy , a “related person transaction” is defined as a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest therein. Related person transactions include any existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated. The term “related person” under SEC rules means, at the applicable time, (a) any director or executive officer of the Company, (b) any nominee to the Board of Directors, (c) any beneficial owner of more than 5% of Pennant stock, and (d) any immediate family member (as defined by SEC rules) of any of those directors, executive officers, nominees, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with the Company).

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our Audit Committee, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions pursuant to the Related Person Transaction Policy, the Audit Committee, or its chair, shall consider all information that the Audit Committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the Audit Committee or its chair. Pursuant to the Related Person Transaction Policy, these facts and circumstances will typically include, but not be limited to: the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the Related Person Transaction Policy, no member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

In accordance with the Related Person Transaction Policy, the Audit Committee has reviewed and approved the compensation payable to Mr. Gochnour and Dr. Walker. For additional information see “Certain Relationships and Related Party Transactions – Family Relationships” above.

Delinquent Section 16(a) Reports

The following tables lists all Section 16(a) reports that were filed late due to inadvertent clerical error in 2022.

Reporting Person	# of Delinquent Reports	# of Related Transactions

Derek J. Bunker	1	2

ADDITIONAL INFORMATION

Future Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Stockholder proposals that are intended to be presented at our 2024 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must, in accordance comply with the requirements of Rule 14a-8 under the Exchange Act, and be received by us no later than December 14, 2023, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal or a nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the meeting, whichever occurs first. In other words, for a stockholder proposal or a nomination for director to be considered at the 2024 annual meeting of stockholders, it should be properly submitted no earlier than February 25, 2024, and no later than March 25, 2024. Unless otherwise required by law, if a stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation and present his or her proposed business or nomination, such proposed business will not be transacted and the nomination will be disregarded. In addition to satisfying the requirements under our Bylaws with respect to advance notice of any director nomination, any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 for the 2024 annual meeting of stockholders must provide the required notice of intent to solicit proxies to the Corporate Secretary at the address above no later March 25, 2024 and otherwise comply with all requirements of Rule 14a-19.

Stockholder proposals must be in writing and should be addressed to our Secretary, at our principal executive offices at 1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

Other Matters

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

Available Information

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON FEBRUARY 23, 2023, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. KIRK S. CHENEY, SECRETARY, THE PENNANT GROUP, INC., 1675 E. RIVERSIDE DRIVE, SUITE 150, EAGLE, IDAHO 83616. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

Stockholders Sharing the Same Address

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our fiscal 2022 Annual Report on Form 10-K to stockholders and this proxy statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals. If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROXY
THE PENNANT GROUP, INC.
1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616
ANNUAL MEETING OF STOCKHOLDERS
(This Proxy is Solicited on Behalf of the Board of Directors)

The undersigned hereby appoint(s) John J. Gochnour and Kirk S. Cheney, or either of them, as proxies, each with the power to appoint her/his substitute, and hereby authorize(s) them to represent and to vote, as designated below, all the shares of Common stock of The Pennant Group, Inc. ("Pennant"), held of record by the undersigned on April 3, 2023 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:30 a.m., Mountain Time on Thursday, May 25, 2023, at the Pennant Service Center, 1675 E. Riverside Dr., Suite 150, Eagle, Idaho 83616, and at any adjournments or postponements thereof. Directions to the facility in order to attend the Annual Meeting may be obtained by calling (208) 506-6100. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2022 which were furnished with this proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON MAY 25, 2023:
THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Class III director nominees listed in Proposal 1, FOR Proposal 2 and Proposal 3.

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS ↓

1	Election of Directors	FOR	AGAINST	ABSTAIN
	Christopher R. Christensen	☐	☐	☐	FOR
	John G. Nackel, PhD	☐	☐	☐	FOR
	Brent J. Guerisoli	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2023.	☐	☐	☐	FOR
3	Advisory approval of the Company's named executive officer compensation	☐	☐	☐	FOR

NOTE: In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature	Date	Signature	Date
NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.